Exhibit 2

Council of Europe Development Bank Year ended December 31, 2021
Independent auditor’s report on the annual financial statements
ERNST & YOUNG Audit

ERNST & YOUNG Audit Tour First TSA 14444 92037 Paris-La Défense cedex	Tél. : +33 (0) 1 46 93 60 00 www.ey.com/fr

Council of Europe Development Bank

Year ended December 31, 2021

Independent auditor’s report on the annual financial statements

To the Governor,

Opinion

We have audited the annual financial statements of Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at December 31, 2021 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and notes to the annual financial statements, including a summary of significant accounting policies.

Due to the global crisis related to the Covid-19 pandemic, the annual financial statements of this period have been prepared and audited under specific conditions. Indeed, this crisis and the exceptional measures taken in the context of the state of sanitary emergency have had numerous consequences for companies, particularly on their operations and their financing, and have led to greater uncertainties on their future prospects. Those measures, such as travel restrictions and remote working, have also had an impact on the companies' internal organization and the performance of the audits.

These financial statements were closed by the Governor.

In our opinion, the accompanying annual financial statements present fairly, in all material respects the financial position of the Bank as at December 31, 2021, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the EU.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs).

Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

S.A.S. à capital variable

344 366 315 R.C.S. Nanterre

Société de Commissaires aux Comptes

Société d'expertise comptable inscrite au Tableau

de l'Ordre de la Région Paris - Ile-de-France

Siège social : 1-2, place des Saisons - 92400 Courbevoie - Paris-La Défense 1

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the current period. Those matters were addressed in the context of our audit of the annual financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on those matters.

Valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments

Risk identified

As at December 31, 2021, the financial instruments at fair value through profit or loss amounted to K€ 443,250 in assets and K€ 136,778 in liabilities. The hedging derivative financial instruments amounted to K€ 700,933 in assets and K€ 478,259 in liabilities.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

•	the mathematical calculation methods based on financial assumptions;

•	the parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimation inherent uncertainty, we considered the valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of interest-rate swaps and currency-rate swaps, as well as the methodology implemented by the Bank to model the fair valuation.

We compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Other Information included in the Bank’s 2021 Annual Report

Other information consists of the information included in the Annual Report, other than the financial statements and our auditor’s report thereon. Management is responsible for the other information.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

Council of Europe Development Bank	2

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the EU, and for such internal control as management determines is necessary to enable the preparation of the annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

Council of Europe Development Bank	3

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

Paris-La Défense, March 1, 2022

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

Council of Europe Development Bank	4

FINANCIAL STATEMENTS 2021

CONTENTS

FINANCIAL STATEMENTS		2
The Bank's objectives		2
Sectors of action		2
Balance sheet		3
Income statement		4
Statement of comprehensive income		5
Statement of changes in equity		5
Statement of cash flows		6
notes to the financial statements		7
NOTE A -	Summary of principal accounting methods applied by the Bank	7
NOTE B -	Change of presentation of the Interest margin	17
NOTE C -	Risk management	18
NOTE D -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments	37
NOTE E -	Financial assets and liabilities	38
NOTE F -	Market value measurement of financial instruments	39
NOTE G -	Offsetting financial assets and financial liabilities	40
NOTE H -	Financial assets at fair value through equity and at amortised cost	41
NOTE I -	Tangible and intangible assets	44
NOTE J -	Other assets and other liabilities	45
NOTE K -	Financial liabilities at amortised cost	45
NOTE L -	Social Dividend Account	48
NOTE M -	Provisions	49
NOTE N -	Capital	50
NOTE O -	Interest margin	52
NOTE P -	Segment information	53
NOTE Q -	Net gains or losses from financial instruments at fair value through profit or loss	54
NOTE R -	General operating expenses	54
NOTE S -	Cost of risk	54
NOTE T -	Financing commitments given or received	56
NOTE U -	Post-balance sheet events	56

FINANCIAL STATEMENTS 2021

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1617 (2020), it does so through three major sectorial lines of action, namely:

●	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.

●	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.

●	Environmental sustainability: supporting a liveable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

FINANCIAL STATEMENTS 2021

Balance sheet

In thousand euros
	Notes	12/31/2021	12/31/2020

Assets
Cash in hand, balances with central banks		2 044 716	1 060 252
Financial instruments at fair value through profit or loss	D	443 250	158 614
Hedging derivative financial instruments	D	700 933	992 233
Financial assets at fair value through equity	H	3 704 677	4 035 447
Financial assets at amortised cost	H
Loans		19 019 840	17 919 658
Advances		2 096 670	1 517 278
Debt securities		1 570 816	1 785 361
Tangible and intangible assets	I	57 290	59 464
Other assets	J	76 665	430 961

Total assets		29 714 857	27 959 268

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	D	136 778	549 039
Hedging derivative financial instruments	D	478 259	651 892
Financial liabilities at amortised cost	K
Amounts owed to credit institutions and to customers		70 675	130 606
Debt securities in issue		24 824 467	22 772 270
Other liabilities	J	555 785	313 367
Social Dividend Account	L	47 169	49 749
Provisions	M	368 052	360 168

Total liabilities		26 481 185	24 827 091

Equity
Capital	N
Subscribed		5 477 144	5 477 144
Uncalled		(4 864 180)	(4 864 180)
Called		612 964	612 964
General reserve		2 627 884	2 553 081
Net profit		94 795	74 802
Total capital, general reserve and net profit		3 335 643	3 240 847
Gains or losses recognised directly in equity		(101 971)	(108 670)
Total equity		3 233 672	3 132 177

Total liabilities and equity		29 714 857	27 959 268

FINANCIAL STATEMENTS 2021

Income statement

In thousand euros
	Notes	2021	2020(*)

Interest and similar income		175 910	154 692
Interest expenses and similar charges		(28 475)	(7 826)

Interest margin	O	147 435	146 866

Net gains or losses from financial instruments at fair value through profit or loss	Q	(54)	(3 106)
Net gains from financial assets at fair value through equity		42	76
Commissions (income)		2 071	1 348
Commissions (expenses)		(2 647)	(5 853)

Net banking income		146 847	139 331

General operating expenses	R	(53 223)	(50 981)
Depreciation and amortisation charges of tangible and intangible assets	I	(6 671)	(5 746)

Gross operating income		86 953	82 604

Cost of risk	S	7 842	(7 802)

Net profit		94 795	74 802

(*) New presentation of the Interest margin taking into account the reclassifications detailed in Note B.

FINANCIAL STATEMENTS 2021

Statement of comprehensive income

In thousand euros
	2021	2020

Net profit	94 795	74 802

Items that may be reclassified to income statement	3 063	(683)
Changes in value of debt securities at fair value through equity	5 986	(2 295)
Changes in value of hedging derivative financial instruments	(2 923)	1 612

Items that will not be reclassified to income statement	3 637	(23 588)
Changes in actuarial differences related to the pension scheme	2 388	(20 249)
Changes in actuarial differences related to the other post-employment benefits	1 302	(3 291)
Changes in value of equity instruments	(53)	(49)

Total other elements of comprehensive income	6 700	(24 271)

Comprehensive income	101 495	50 531

Statement of changes in equity

								In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total.	Debt securities at fair value through equity	Hedging derivative financial instruments	Actuarial differences	Equity instruments	Total.	Total equity
Equity as at 1 January 2020	612 417	2 560 786	3 173 203	26 101	8 029	(119 150)	621	(84 399)	3 088 804

Capital increase	547	2 296	2 843						2 843
Appropriation of profit for the 2019 financial year		(10 000)	(10 000)						(10 000)
Net profit 2020		74 802	74 802						74 802
Changes in value of assets and liabilities recognised directly in equity				(2 295)	1 612	(23 540)	(49)	(24 271)	(24 271)

Equity as at 31 December 2020	612 964	2 627 883	3 240 847	23 806	9 641	(142 690)	572	(108 670)	3 132 177

Net profit 2021		94 795	94 795						94 795
Changes in value of assets and liabilities recognised directly in equity				5 986	(2 923)	3 690	(53)	6 700	6 700

Equity as at 31 December 2021	612 964	2 722 679	3 335 643	29 792	6 718	(139 000)	519	(101 970)	3 233 672

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand.

FINANCIAL STATEMENTS 2021

Statement of cash flows

In thousand euros
For the year ended 31 December		2021	2020

	Net profit	94 795	74 802
+/-	Depreciation charges of tangible and intangible assets	6 670	5 746
+/-	Impairment allowance	(7 854)	7 811
+/-	Net loss/net profit from investing operations	16 941	20 878
+/-	Change in interest receivable	8 850	24 205
+/-	Change in interest payable	(5 397)	(25 057)
+/-	Other movements	14 883	17 358
	Total of non-monetary items included in the result	34 094	50 941

+	Reimbursements related to operations with credit institutions and customers	2 591 448	2 669 329
-	Disbursements related to operations with credit institutions and customers	(5 183 668)	(4 520 843)
+	Reimbursements related to other operations affecting financial assets or liabilities	4 242 537	5 613 943
-	Disbursements related to other operations affecting financial assets or liabilities	(3 407 151)	(6 020 064)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	1 005	(11 730)
	Net cash flows from assets and liabilities resulting from operating activities	(1 755 830)	(2 269 365)

	Total net cash flows from operating activities (a)	(1 626 940)	(2 143 621)

+	Reimbursements related to debt securities at amortised cost	204 200	180 000
+/-	Cash flows related to tangible and intangible assets	(4 251)	(7 160)
	Total net cash flows from investing operations (b)	199 949	172 840

+/-	Cash flows from or to member states	(1 349)	8 451
+	Reimbursements related to debt securities in issue at amortised cost	8 090 636	8 585 440
-	Disbursements related to debt securities in issue at amortised cost	(6 138 622)	(6 629 431)
	Total net cash flows from financing operations (c)	1 950 664	1 964 461

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	139	(14 784)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	523 813	(21 104)

	Cash and cash equivalents at the beginning of the financial year	2 528 981	2 550 085
	Cash in hand, balances with central banks	1 060 360	677 948
	Advances repayable on demand and term deposits with credit institutions	1 468 620	1 872 137
	Cash and cash equivalents at the end of the financial year	3 052 794	2 528 981
	Cash in hand, balances with central banks	2 044 894	1 060 360
	Advances repayable on demand and term deposits with credit institutions	1 007 900	1 468 620

	Changes in cash and cash equivalents	523 813	(21 104)

FINANCIAL STATEMENTS 2021

notes to the financial statements

NOTE A - Summary of principal accounting methods applied by the Bank

1.	Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional in 2021.

1.2 Interest rate benchmark reform

• Context of the reform

In 2014, the Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

On 15 January 2020, the European Union published Commission Regulation 2020/34 adopting amendments to IAS 39 and IFRS 7 and 9 (phase 1 of the interest rate benchmark reform). The changes introduced by this regulation are a first reaction to potential effects that the IBOR reform could have on financial reporting and address pre-replacement issues.

In addition, on 13 January 2021 the European Union published Commission Regulation 2021/25 adopting amendments to IAS 39 and IFRS 4, 7, 9 and 16 (phase 2 of the interest rate benchmark reform). The changes introduced by this second regulation address issues that could affect financial reporting after the interest rate benchmark reform, including the replacement of IBORs by other benchmark rates.

• The LIBOR replacement process

On 5 March 2021, the UK Financial Conduct Authority (FCA) announced the future cessation and loss of representativeness of the 35 LIBOR benchmark settings published by ICE Benchmark Administration (IBA). The FCA specifically announced that certain LIBOR settings (all euro and Swiss franc LIBOR tenors, overnight, one-week, two-month and 12-month sterling LIBOR, spot next, one-week, two-month and 12-month Japanese yen LIBOR, and one-week and two-month US dollar LIBOR) would permanently cease to be published immediately after 31 December 2021. With effect from 1 January 2022, the IBA has published the one-, three- and six-month sterling LIBOR and yen LIBOR settings for the duration of 2022 on the basis of a "synthetic" methodology. All remaining US dollar LIBOR settings will permanently cease to be published or will become unrepresentative immediately after 30 June 2023.

Despite the extension of the publication of certain US dollar LIBOR rates until 30 June 2023, the FCA’s guidance remains that LIBOR should not be used for new contracts after 2021.

• Organization of the reform implementation project and implications for the Bank

The Bank has taken actions to implement the interest rate benchmark reform by migrating from the LIBOR benchmarks to the respective RFRs in line with market practice. A working group assessed the risks and potential impacts of this transition and developed an implementation roadmap.

The Bank is mainly exposed to IBORs under certain floating rate loans granted to borrowers. EURIBOR continues to be published given its compatibility with the EU Benchmark Regulation and remains the reference rate in the Euro-area for the foreseeable future. As most of the Bank’s lending takes place in euro, the discontinuation/unrepresentativeness of most LIBOR settings as of 1 January 2022 does not have a major impact on CEB’s lending activity. The Bank has loans outstanding which reference BUBOR, WIBOR and STIBOR, but these rates will continue to be published in the foreseeable future as they are deemed compatible with the EU Benchmark Regulation. In 2021, the Bank addressed the replacement of LIBOR under one loan agreement which was indexed to, inter alia, sterling LIBOR, Swiss franc LIBOR and Japanese yen LIBOR; this loan agreement and the related swaps were amended using the same RFR conventions (in order to preserve the hedge accounting approach). The Bank has identified the outstanding loans which are indexed to US dollar LIBOR and is monitoring potential replacement rates. The Bank adopts a fair treatment and equivalence for the replaced reference rate.

As regards derivatives, the Bank adhered to the ISDA 2020 IBOR Fallbacks Protocol in January 2021, which multilaterally amends existing ISDA Master Agreements (including their CSAs) and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replace the existing IBORs referred to in these agreements/swaps in case certain trigger events occur (in particular in the case of a permanent cessation of the publication of an IBOR). The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the protocol and that CEB’s swaps incorporate by reference.

Apart from derivatives, a number of other contracts have been amended, such as repurchase and account agreements that referred to EONIA, which was discontinued on 3 January 2022, and that now reference €STR instead.

FINANCIAL STATEMENTS 2021

1.3 Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified.

2.	Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the Income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the Income statement.

3.	Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB's nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4.	Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB's banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

In accordance with IFRS 9, financial assets and liabilities are classified upon initial recognition in the balance sheet under three categories (amortised cost, fair value through profit or loss and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

- a model based on collecting contractual cash flows from financial assets;

- a model based on collecting contractual cash flows from financial assets and selling these assets;

- a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

FINANCIAL STATEMENTS 2021

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows ("Held to Collect") and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category "Financial assets at amortised cost" includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note S). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets ("Held to Collect and Sell"). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under "Gains or losses recognised directly in equity". These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the Income statement. On the other hand, interest is recognised in the Income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the Income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the Income statement. These instruments are not subject to impairment.

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model "Held to Collect" or "Held to Collect and Sell", or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the Income statement. At end-date, changes in market value are recorded in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

FINANCIAL STATEMENTS 2021

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note T relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading "Provisions".

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

In accordance with IFRS 9, the credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three "stages", each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses "stage 1":

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets "stage 2":

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets "stage 3":

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due; the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

FINANCIAL STATEMENTS 2021

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank's counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank's counterparty portfolios, credit enhancements and the "low cycle" effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note S - Cost of risk.

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

FINANCIAL STATEMENTS 2021

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Their recognition is governed by the standard IFRS 9 on general hedge accounting, or micro-hedging, which replaces IAS 39 "Financial Instruments: Recognition and Measurement".

Derivatives are classified into two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss".

- Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the Income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the Income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss", symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the Income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as "Gains or losses recognised directly in equity" for their effective portion, while the ineffective portion is recognised as "Net gains or losses from financial instruments at fair value through profit or loss" in the Income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the Income statement under "Interest and similar income or expenses", symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the Income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

-	Market value

The financial assets and liabilities under categories "Financial instruments at fair value through profit or loss", "Hedging derivative financial instruments" and "Financial assets at fair value through equity" are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

FINANCIAL STATEMENTS 2021

Market value is determined as follows:

●	using quoted prices in an active market;
●	applying a valuation technique incorporating:
-	mathematical calculation methods based on recognised financial assumptions, and
-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

-	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in the case of a positive value and on the liability side of the balance sheet when the value is negative. Gains and losses are recognised in the Income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under "Financial liabilities at amortised cost".

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under "Financial assets at amortised cost"

5. Interest income and expense

Interest income and expense are recognised in the Income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

FINANCIAL STATEMENTS 2021

6. Fixed assets

Fixed assets recorded in the Bank's balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 "Leases" which replaces IAS 17 "Leases".

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee's balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note I) and the amount corresponding to a lease liability is recognised as a liability (Note J).

In the Income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the "building" part of the operational premises, every element being depreciated according to its own useful life:

-	Main works, façade and roofing (1)	-
-	General and technical installations	10 years
-	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component "main works, façade and roofing" which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

-	Fittings and furniture	10 years
-	Vehicles	4 years
-	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

-	Application software	5 years
-	System software	3 years
-	Office software	1 year

7. Post-employment staff benefits

The Bank's pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes. During retirement, retired staff members continue to be covered by a medical insurance. This medical cover is financed by contributions from staff and the Bank. These vary according to the system in which the Bank's staff members find themselves at the time of their retirement. To what relates to the tax adjustment, the Bank reimburses 50% of the taxes on the Bank pension for staff members hired before 1 January 2014.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, considering both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading "Provisions" by counterparty of "Statement of comprehensive income".

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

FINANCIAL STATEMENTS 2021

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

In November 2019, the Administrative Council amended the methodology used to provide SDA guarantees for CEB loans. The new methodology is based on the concept of value at risk, i.e. the amount of losses which will not be exceeded for a given time period and probability. It will enable the Bank to guarantee a larger amount of loans, i.e. up to twice the amount covered under the current methodology, while maintaining a prudent approach to risk. The Administrative Council adopted the new methodology by amending the policy of the SDA through Resolution 1612 (2019).

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

-	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

-	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

-	Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

-	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed Officials of the Bank is presented in paragraph 10 below.

10. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

-	the Governing Board,
-	the Administrative Council,
-	the Governor, and
-	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

FINANCIAL STATEMENTS 2021

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. The emoluments of the Governor and the Vice-Governors are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB. The retirement pension scheme applicable is the same as for staff members, except that appointed officials may claim a retirement pension after five years of duty.

The CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. The Governor and Vice-Governors are affiliated to the medical and social coverage as well as the pension scheme of the CEB.

The gross compensation for CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials is summarised below:

	In thousand euros
	2021	2020
Official allowances
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	6	6
Vice-Chairperson of the Administrative Council	5	6

Emoluments
Gouverneur Wenzel (1)	385	386
Gouverneur Monticelli (2)	14
Vice-Gouverneur Monticelli (3)	293	294
Vice-Gouverneur Sánchez-Yebra Alonso (4)	293	294
Vice-Gouverneur Boček	304	294

(1)	End of Governor Wenzel's term on 17 December 2021.

(2)	Start of Governor Monticelli's term on 18 December 2021.

(3)	End of Vice-Governor Monticelli's term on 17 December 2021.

(4)	End of Vice-Governor Sánchez-Yebra Alonso's term on 17 December 2021.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank's assets, income and other property are exempt from all direct taxes in the Bank’s member states.

FINANCIAL STATEMENTS 2021

NOTE B - Change of presentation of the Interest margin

At 1 January 2021, the Bank opted for a summary presentation of the Interest margin in the Income statement:

-	the line "Interest and similar income" aggregates the net interest received from assets and liabilities. This item previously included net interest received and net interest paid on assets.
-	the line "Interest expenses and similar charges" aggregates the net interest paid on assets and liabilities. Previously, this item included net interest received and net interest paid on liabilities.

Details of these items are presented in Note O.

The following table presents interest received and paid at 31 December 2020, according to the new presentation. These reclassifications do not change the total amount of the Interest margin.

In thousand euros

	2020 former presentation	Reclassification	2020 new presentation

Financial assets at fair value through equity	(2 999)	2 999
Loans and advances at amortised cost	32 067		32 067
Debt securities at amortised cost	56 408		56 408
Amounts owed to credit institutions and to customers at amortised cost		2 744	2 744
Debt securities in issue at amortised cost		63 473	63 473

Interest and similar income	85 476	69 216	154 692

Amounts owed to credit institutions and to customers at amortised cost	2 744	(2 744)
Debt securities in issue at amortised cost	63 473	(63 473)
Other interest expenses and similar charges	(4 827)		(4 827)
Financial assets at fair value through equity		(2 999)	(2 999)

Interest expenses and similar charges	61 390	(69 216)	(7 826)

Interest margin	146 866		146 866

FINANCIAL STATEMENTS 2021

NOTE C - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international Best Banking Practices (BBP) by promoting a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk, and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with Best Banking Practices.

■ Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives set out in its development plan.

A key instrument for fulfilling the CEB’s mandate is the lending of funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB's operations, as a result of both on- and off-balance sheet transactions.

■ Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework and in particular for the identification, monitoring and reporting of all risks across the Bank. In coordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates, reporting directly to the Governor. The divisions within R&C cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is in charge of the operational ALM and the liquidity position of the Bank.

■ Decision-making Committees

The Bank has set up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

-	The Credit Risk Committee (CRC) meets on a weekly basis and makes credit decisions in relation to lending and treasury exposure, based on internal credit risk assessments and recommendations.

-	The Asset & Liability Committee (ALCO) meets on a monthly basis, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance-sheet.
-	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

-	The IT Steering Committee reviews information system issues and takes appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, an IT Project Committee chaired by a Vice-Governor enables, through regular meetings, the anticipation of business requirements and the development of a shared vision on IT.

FINANCIAL STATEMENTS 2021

■ Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the organisational unit tasked with addressing money laundering / financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board is composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year). This Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt from which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

The External Auditor is appointed by the Governing Board for a four-year term, which is renewable once for an additional three-year term, following a tender procedure, and based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC1 professional auditing standards and for reviewing its internal control and risk management processes. The External Auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies: Fitch Ratings, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness as well as environmental, social and governance criteria, following an annual rating assignment.

■ Internal and external reporting on risk management

The Directorate for Risk & Control reports on a weekly basis to the Credit Risk Committee on credit risk across the Loan and Treasury activities.

On a monthly basis, the Finance Directorate reports to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

The Quarterly Risk Management Report, prepared by R&C, is presented both to the Administrative Council and the Governing Board. It provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

The Bank also provides extensive information to the rating agencies to support their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1 International Federation of Accountants.

FINANCIAL STATEMENTS 2021

1. Credit risk

■ Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

■ Credit risk identification and assessment

The credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (Financial Risks Division/ Directorate for Risk & Control) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, is reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The defined limits to monitor credit risk arising from its operations are regularly reviewed. The internal rating methodologies are regularly reviewed and calibrated.

➢	Mapping between internal rating and external rating agencies:

	Internal rating	Moody's	S&P / Fitch
Investment Grade (I.G.)	10	Aaa	AAA
	9.5	Aa1	AA+
	9	Aa2	AA
	8.5	Aa3	AA-
	8	A1	A+
	7.5	A2	A
	7	A3	A-
	6.5	Baa1	BBB+
	6	Baa2	BBB
	5.5	Baa3	BBB-
Non-Investment Grade (Non-I.G.)	5	Ba1	BB+
	4.5	Ba2	BB
	4	Ba3	BB-
	3.5	B1	B+
	3	B2	B
	2.5	B3	B-
	2	Caa1	CCC+
	1.5	Caa2	CCC
	1	Caa3	CCC-
	0.5	Ca	CC
	0.25	C	C
Default	0	D	D

FINANCIAL STATEMENTS 2021

■ Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

■ Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in:

a) the Loans and Social Development Directorate (L&D), i.e. loans and financing commitments; and

b) the Finance Directorate, i.e. deposits, securities and derivatives, as at 31 December 2021 and 31 December 2020.

Table I (in M€)	2021				2020
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Loans	3 760	12 535	2 621	18 916	3 109	11 995	2 323	17 427
Financing commitments	1 403	3 684	1 228	6 316	1 236	5 409	1 530	8 175
Deposits (Nostro & Money Market)	1 737	2 409		4 146	891	1 738		2 629
Securities	3 497	1 589		5 085	3 625	1 954		5 579
Swap EAD SA-CCR	176	112		288	235	133		367
Forex EAD SA-CCR	6			6	149			149
Swap coll - NPV not covered						0.4	8	9
Total	10 578	20 329	3 850	34 757	9 245	21 229	3 862	34 335

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

●	Loans and financing commitments are reported after CRM

●	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

●	The SA-CCR methodology for Swaps and Forex has been implemented in 2021.

●	Total swaps NPV is covered by collateral in 2021

A - Loans & Social Development Directorate Activity

■ Loan portfolio

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

As at 31 December 2021, loans outstanding reached € 18.9 billion increasing by 8.5% (+ € 1.5 billion) compared to year-end 2020. No missed payments were recorded in 2021, as was the case in 2020.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

Table II (in M€)	2021				2020
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Sovereign,State Owned Financial Institutions and IFIs	1 329	6 247	2 379	9 956	1 056	5 984	2 067	9 107
Sub-sovereign administrations and financial institutions	2 298	3 012	134	5 443	1 938	2 726	74	4 738
Other financial institutions	13	3 092	85	3 190	22	3 187	59	3 268
Non-financial institutions	120	184	23	327	92	98	123	313
Total	3 760	12 535	2 621	18 916	3 109	11 995	2 323	17 427

●	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

●	Loans reported after CRM at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2021

➢	Guaranteed and collateralised loans
A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality:
-	guaranteed loans: € 6.5 billion as at 31 December 2021 (same as in 2020), i.e. 34.3% of total outstanding (37.5% in 2020);
-	collateralised loans: € 128 million as at 31 December 2021, i.e. 0.7% of total outstanding.

➢	Impact of credit enhancements on the risk profile of loans outstanding:

Table III (in M€)	2021				2020
	Before CRM		After CRM		Before CRM		After CRM
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 256	17%	3 760	20%	2 615	15%	3 109	18%
A/BBB	10 903	58%	12 535	66%	10 637	61%	11 995	69%
Non-IG	4 757	25%	2 621	14%	4 174	24%	2 323	13%
Total	18 916		18 916		17 427		17 427

●	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

●	Loans reported at nominal value and excluding accrued interest

Þ	Share of non-rated loans by external rating agencies, among total of loans:
2021		2020
Before	After	Before	After
5.0 billion	1.9 billion	5.3 billion	1.6 billion
26.7%	10.2%	30.2%	9.0%

Þ	Share of loans rated Investment Grade by internal rating, among loans non-rated by external agencies:
2021		2020
Before	After	Before	After
2.9 billion	1.7 billion	3.4 billion	1.5 billion
57.5%	92.1%	63.4%	91.6%

➢	Breakdown of loans outstanding by maturity (in M€):

Table IV	Maturity	2021	%	2020	%
(in M€)	Up to 1 year	2 414	13%	2 416	14%
	1 year to 5 years	7 711	41%	7 395	42%
	5 years to 10 years	5 552	29%	4 804	28%
	10 years to 20 years	2 896	15%	2 609	15%
	More than 20 years	343	2%	203	1%
	Total	18 916	100%	17 427	100%
Þ	Weighted average duration by amount = 5.9 years

FINANCIAL STATEMENTS 2021

➢	Breakdown of loans outstanding by counterparty credit rating and by country (after CRM):

Table V (in M€)	2021				2020
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
France	618	1 490	23	2 130	483	1 515	27	2 026
Spain		1 902		1 902		1 981	3	1 984
Germany	1 109	181		1 290	931	156		1 087
Turkey			1 266	1 266			1 326	1 326
Poland		1 204	21	1 225		1 438		1 438
Italy		1 085	100	1 185		789	50	839
Belgium	231	866		1 097	247	768		1 015
Slovak Republic		1 040	25	1 065		1 091	19	1 110
Netherlands	561	434	7	1 002	582	291	5	878
Hungary		703		703		708		708
Lithuania		639		639		402	22	424
Croatia		623		623		439		439
Finland	316	280		596	303	233		536
Sweden	462			462	334			334
Romania		391	34	424		462	21	483
Czech Republic	300	92	25	417	208	164	19	390
Serbia			407	407			189	189
Ireland		388		388		396		396
Cyprus		361		361		413		413
Portugal		292	7	299		278		278
Bulgaria		230		230		268		268
Greece			218	218			158	158
Estonia	151			151	4			4
Slovenia		134		134		87	16	103
North Macedonia			104	104			102	102
Montenegro			94	94			60	60
Bosnia and Herzegovina			88	88			74	74
Albania			83	83			94	94
Iceland		74		74		10	74	84
Moldova (Republic of)			71	71			37	37
Kosovo			35	35			18	18
Latvia		26		26		23		23
Andorra		12		12		8		8
San Marino			10	10			7	7
Malta		9		9				0
Georgia			5	5			3	3
Denmark					7			7
Sub-total	3 747	12 457	2 621	18 825	3 100	11 919	2 323	17 342
Supranational	13			13	9			9
Non-Member Countries
Austria		78		78		76		76
Grand Total	3 760	12 535	2 621	18 916	3 109	11 995	2 323	17 427

FINANCIAL STATEMENTS 2021

■ Stock of projects and Financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed.

The stock of projects reached € 8.9 billion as at 31 December 2021 (31 December 2020: € 9.5 billion), of which 81.6% are rated investment grade (31 December 2020: 79.0%).

Table VI (in M€)	2021				2020
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Total Stock of projects	1 453	5 824	1 638	8 915	1 584	5 936	1 994	9 514
of which Committed	1 403	3 684	1 228	6 316	1 236	5 409	1 530	8 175

●	Financing commitments reported, taking into account future CRM

Financing commitments reached € 6.3 billion as at 31 December 2021 (31 December 2020: € 8.2 billion), of which 80.5% are rated investment grade (31 December 2020: 81.3%).

➢	Breakdown of financing commitments by counterparty credit rating and by country (after CRM):

Table VII (in M€)	2021				2020
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
France	632	280	58	970	210	543	58	811
Spain		733	47	780		661	150	811
Germany	416	204		620	320	334		653
Italy		510	75	585		1 020	50	1 070
Poland		507		507		495		495
Serbia			452	452			642	642
Romania		399	26	425		412	26	438
Finland	201	70	1	272	7	130		137
Portugal		150	100	250		145	100	245
Turkey			220	220			100	100
Ireland		169		169		219		219
Slovak Republic		137		137		217		217
Lithuania		127		127		316		316
Hungary		103		103		149		149
Czech Republic		82	18	100	100	50		150
Sweden	100			100	389			389
Moldova (Republic of)			80	80			117	117
Estonia	50	25		75	200	25		225
Croatia		75		75		308		308
Greece			53	53			113	113
North Macedonia			25	25			47	47
Cyprus		34		34		34		34
Montenegro			23	23			62	62
Kosovo			25	25			17	17
Malta		20		20
Netherlands		20		20	5	95		100
Bosnia and Herzegovina			15	15			32	32
Georgia			9	9			11	11
Latvia		9		9		14		14
Albania			3	3			3	3
Belgium						170		170
Slovenia						35		35
Andorra						4		4
San Marino							3	3
Sub-total	1 400	3 654	1 228	6 282	1 230	5 376	1 530	8 137
Supranational	3			3	6			6
Non-Member Countries
Austria		30		30		33		33
Grand Total	1 403	3 684	1 228	6 316	1 236	5 409	1 530	8 175

·	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
·	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2021

B - Finance Directorate Activity

■ Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

➢	Breakdown of Finance operations by type of transaction:
Table VIII (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Deposits (Nostro & Money Market)	280	1 457	2 359	50	4 146	291	601	1 736	2	2 629
Securities	711	2 786	919	670	5 085	882	2 743	1 499	455	5 579
Swaps EAD SA-CCR		188	98	3	288		235	129	3	367
Forex EAD SA-CCR		3			3	31	118			149
Swaps NPV n/c							0.4	8		9
Total	991	4 434	3 375	723	9 522	1 204	3 697	3 372	460	8 733

■ Deposits

The treasury monetary portfolio consists of short-term placements such as nostro accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

➢	Breakdown by deposit type and credit rating:
Table IX (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	280	1 457	315	0	2 052	291	521	254	2	1 067
Money Market	0	0	2 044	50	2 094		80	1 482		1 562
Total	280	1 457	2 359	50	4 146	291	601	1 736	2	2 629

●	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
●	Deposits reported at nominal value and excluding accrued interest

➢	Breakdown of money-market deposits by maturity and credit rating:
Table X (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month			283		283		80	827		907
1 M to 3 M			668	50	718			555		555
3 M to 6 M			917		917
6 M to 1 year			175		175			100		100
Total			2 044	50	2 094		80	1 482		1 562

●	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
●	Deposits reported at nominal value and excluding accrued interest

■ Securities portfolios

The Bank manages three securities portfolios:

-	the short-term liquidity portfolio: short-term securities with maturities up to one year;
-	the medium-term liquidity portfolio: maturities of one year and up to 15 years; and
-	the long-term portfolio: in euro, fixed-rate, and maturities of one year and up to 30 years.

Eligible counterparties must have a minimum internal rating for maturities up to 3 months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between 3 months and 2 years; and a minimum rating of 8.0 (A+) for investments with maturities of more than 2 years.

FINANCIAL STATEMENTS 2021

➢	Breakdown of securities by portfolio type and rating:
Table XI (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Long-Term portfolio	514	945	40		1 499	615	998	40	50	1 703
Medium-Term portfolio	197	1 730	74		2 000	267	1 595	113		1 975
Short-Term portfolio		111	805	670	1 586		150	1 345	405	1 900
Total	711	2 786	919	670	5 085	882	2 743	1 499	455	5 579
●	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
●	Securities reported at nominal value and excluding accrued interest

➢	Breakdown of securities portfolio by residual maturity and rating:
Table XII (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Under 1 year	50	276	868	670	1 864	173	305	1 396	455	2 328
1 year to 2 years	60	420			480	50	165	63		278
2 years to 5 years	271	923	51		1 245	231	1 002	40		1 273
> 5 years	330	1 166			1 496	428	1 272			1 700
Total	711	2 786	919	670	5 085	882	2 743	1 499	455	5 579
Þ	Weighted average duration by nominal amounts = 3.7 years

➢	Breakdown of securities portfolio by issuer’s country and issuer’s rating:
Table XIII (in M€)	2021					2020
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1 493			1 493		1 528	120		1 649
Italy				670	670				455	455
Germany	74	404			477	114	329			442
Switzerland	10		225		235		100			100
Finland		162			162		108			108
Norway		96			96		65			65
Netherlands	92				92	199		23		222
Sweden		58			58		33			33
Luxembourg	42				42	42				42
Spain			40		40			40		40
Belgium		31			31		48			48
Sub-total	217	2 243	265	670	3 396	355	2 210	183	455	3 203
Supranational	493	26	74		593	527	15	73		615
Sub-total	493	26	74		593	527	15	73		615
Europe
Great Britain			330		330			180		180
Austria		89			89		88			88
Sub-total		89	330		419		88	180		268
Others
USA			196		196			38		38
Australia		193			193		190			190
Canada		179			179		184	40		224
Japan			54		54			984		984
New Zealand		52			52		52			52
South Korea		4			4		4			4
Sub-total		428	250		678		430	1 062		1 492
Total	711	2 786	919	670	5 085	882	2 743	1 499	455	5 579
●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
●	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2021

■ Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Credit Risk Committee and the signing of an ISDA Master Agreement and a Credit Support Annex (CSA) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to the CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities.

In order to adapt to market conditions and ensure the best possible funding cost, the Bank has signed full 2-way CSAs with 15 counterparties, representing 96.6 % of the notional value of the derivatives portfolio. This implies that the Bank has to post collateral if the Net Present Value (NPV) is in these counterparties’ favour, thus increasing the potential liquidity needs.

As at 31 December 2021, the derivatives’ credit risk exposure was € 294 million (2020: € 516 million). In 2021, the CEB implemented a change in methodology to assess credit risk on its derivatives by adopting the SA-CCR method.

The Bank had received € 541 million and provided € 67 million as cash collaterals, covering all net present values (negative and positive) of the swaps’ portfolio.

➢	Breakdown of the swap notional values by type and maturity
Table XIV (in M€)	2021					2020
	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total
Total (a)	4 611	18 094	10 557	5 423	38 686	3 753	16 311	9 967	4 287	34 318
Cross Currency swaps	2 735	8 445	1 457	210	12 848	1 391	7 888	918	209	10 406
Interest-rate swaps	1 876	9 649	9 100	5 213	25 838	2 362	8 423	9 049	4 078	23 912
Thereof: collateralised (b)	4 611	18 094	10 557	5 423	38 686	3 753	16 311	9 967	4 287	34 318
(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

■ Concentration – Large Exposures

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity as at 31 December 2021 amounted to € 3.2 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

The risk concentration criteria used are as follows:

-	Direct Exposure over group: within a group of counterparties connected by a control relationship (subsidiaries and branches), even if there is no guarantee;
-	Indirect Exposure over group: when an entity has given its guarantee to another, even if they are not connected by a control relationship.

As at 31 December 2021, there were 12 counterparties or groups of counterparties considered as Large Exposure (11 counterparties in 2020). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2020).

As at 31 December 2021, the total amount outstanding to these counterparties stood at € 5.6 billion, i.e. 172% of the CEB’s prudential equity, well below the 800% limit (31 December 2020: € 4.9 billion, i.e. 152% of the CEB’s prudential equity).

When weighing the exposure by risk, no counterparty exceeded the limit of 10% of the prudential equity (no counterparties in 2020 either).

There would therefore be no counterparty accounted for as Large Exposure if the underlying risk quality were taken into account instead of the nominal exposure (the same was true at year-end 2020). Moreover, in that event, there would of course also be no counterparty above the 25% threshold. This is presented under the column “Risk weighted assets” in the tables below.

FINANCIAL STATEMENTS 2021

	Table XV (in M€)
	2021		Loans	Financial	Total	% of Equity	RWA
	Counterparty	Country	(a)	(b)	(a) + (b)
1	BPCE	FR	264	497	761	23.5%	273
2	BBVA MADRID	ES		600	600	18.6%	237
3	CREDIT AGRICOLE S.A.	FR	522	43	565	17.5%	281
4	SOCIETE GENERALE	FR	488	9	497	15.4%	248
5	STATE OF BRANDENBURG	DE	454		454	14.1%
6	LA REGION WALLONNE	BE	450		450	13.9%
7	COOPERATIEVE RABOBANK UA	NL	434	2	436	13.5%	217
8	AUTONOMOUS COMMUNITY OF MADRID	ES	395		395	12.2%	79
9	NEDERLANDSE WATERSCHAPSBANK N.V.	NL	276	92	368	10.7%	173
10	CAISSE DES DEPOTS ET CONSIGNATIONS	FR	365		365	11.4%	74
11	CAIXABANK	ES	347		347	11.3%	20
12	BARCLAYS PLC	GB		332	332	10.3%	142
	Total 2021		3 995	1 575	5 569	172%	1 744

	2020
1	SOCIETE GENERALE	FR	552	45	596	18.4%	298
2	CREDIT AGRICOLE S.A.	FR	537	27	564	17.4%	282
3	BBVA MADRID	ES		497	497	15.3%	250
4	LA REGION WALLONNE	BE	489		489	15.1%	98
5	LANDESBANK BADEN WURTTEMBERG	DE		470	470	14.5%	235
6	AUTONOMOUS COMMUNITY OF MADRID	ES	459		459	14.2%	229
7	NEDERLANDSE WATERSCHAPSBANK N.V.	NL	288	117	405	12.5%
8	STATE OF BRANDENBURG	DE	393		393	12.1%
9	LLOYDS BANKING GROUP PLC	GB		365	365	11.3%	183
10	BNG BANK N.V	NL	280	83	363	11.2%
11	CAIXABANK	ES	326		326	10.1%	163
	Total 2020		3 323	1 603	4 926	152%	1 738

●	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

●	“Financial” include Securities, Money market, Nostro, derivatives & Forex

FINANCIAL STATEMENTS 2021

■ CEB’s exposure to Public sector2 by type of instrument (loan & securities)

Table XVI (in M€)		2021			2020
	Loans	Securities	Total	Loans	Securities	Total
Eurozone Countries
Italy	1 083	670	1 753	724	455	1 179
France	750	940	1 689	563	1 496	2 059
Spain	1 370	40	1 410	1 482	40	1 522
Germany	1 109	142	1 251	965	442	1 407
Belgium	1 096		1 096	995		995
Slovak Republic	949		949	1 030		1 030
Finland	583	76	659	518	76	594
Netherlands	561	92	653	582	199	781
Lithuania	634		634	402		402
Ireland	388		388	396		396
Cyprus	361		361	413		413
Portugal	292		292	278		278
Greece	218		218	158		158
Estonia	151		151	4		4
Slovenia	120		120	87		87
Austria		10	10		88	88
Luxembourg		42	42		42	42
Latvia	8		8	23		23
Sub-total eurozone (a)	9 672	2 011	11 684	8 620	2 838	11 458
Other EU Countries
Poland	790		790	860		860
Hungary	697		697	686		686
Croatia	623		623	439		439
Sweden	462	8	470	334	8	342
Romania	424		424	483		483
Czech Republic	305		305	211		211
Bulgaria	230		230	268		268
Denmark				7		7
Sub-total other EU (b)	3 531	8	3 539	3 289	8	3 297
Total EU countries (a) + (b)	13 204	2 019	15 222	11 909	2 845	14 755
Non-EU countries
Turkey	1 266		1 266	1 326		1 326
Serbia	407		407	189		189
North Macedonia	104		104	102		102
Montenegro	94		94	60		60
Albania	83		83	94		94
Bosnia and Herzegovina	88		88	74		74
Moldova (Republic of)	71		71	37		37
Kosovo	35		35	18		18
Andorra	12		12	8		8
San Marino	10		10	7		7
Iceland	9		9	10		10
Georgia	5		5	3		3
Sub-total non-EU Countries (c)	2 183		2 183	1 927		1 927
Other countries
Canada		50	50		82	82
New Zealand		52	52		52	52
Japan		54	54		984	984
Korea					4	4
Sub-total Other Countries (d)		155	155		1 122	1 122
Supranational Institutions	13	581	594	9	615	624
Sub-total Supranationals (e)	13	581	594	9	615	624
Total (a)+(b)+(c)+(d)+(e)	15 400	2 755	18 155	13 845	4 583	18 428

2 Public sector here means Sovereign (States), Sub-Sovereign (Regional and Local authorities), and their Promotional Financial Institutions.

FINANCIAL STATEMENTS 2021

2. Market and liquidity risks

■ Interest rate risk

Interest rate risk is defined as the decrease in the Bank’s Economic Value of Equity (EVE) or earnings due to adverse movements in interest rates. It results from timing differences between the revision dates of the rate at which financial instruments bear interest or between the contractual maturity dates.

The main objective in managing interest rate risk is to maintain a balanced and sustainable revenue profile and to limit the volatility of the Bank’s economic value. To this end, the Bank establishes a target duration for own funds’ investments which is reviewed semi-annually.

The Bank’s balance sheet is managed in euros and can be broken down into two main sources of funding:

●	Equity-funded activity: managed by investing in fixed-rate euro-denominated instruments, whether securities in the Long-Term Portfolio or loans. The current target duration for Own Funds’ investments is six years.

●	Debt-funded activity: managed with assets and liabilities converted into variable-rate instruments after hedging, using interest rate swaps (IRS) and currency swaps (CIRS). However, to optimise the funding cost, the Bank may decide to maintain assets and liabilities at fixed interest rates.

In line with Basel Committee recommendations, the Bank establishes indicators and sets limits to measure the impact of interest rate changes on both earnings and EVE. The Bank has defined limits on the following indicators: the duration of the Own Funds, the Economic Value Sensitivity including Own Funds (EVS) and the Earnings Sensitivity (EaS).

●	The duration of Own Funds must be positive and limited to eleven years. At the end of 2021, it was 6.5 years.
●	The EVS indicator measures the change in the EVE due to changes in interest rates. Thus, it evaluates the deviation between the assumed interest rate risk defined by the duration of Own Funds and the actual interest rate risk in the balance sheet. The EVS limit is set in absolute value at less than 0.5% of Own Funds[3] for a parallel shock of +/-10 basis points (bps), i.e. currently (+/-) € 18.5 million. At the end of 2021, the EVS reached -€ 6.3 million.
●	The EaS indicator assesses the changes in earnings over a one-year time horizon due to changes in interest rates. This indicator is developed in a dynamic mode, i.e. incorporating future activity. Changes in interest rates are defined as instantaneous parallel interest rate shocks. The EaS is limited to 0.08% of Own Funds for a +/-10bps change in interest rates. At the end of 2021, it was - € 0.4 million.

The CEB also monitors the following indicators: Interest Rate Gap, Index Gaps, and marked-to-market sensitivity of the Treasury Securities portfolios.

Interest Rate Gap

The table below provides the Interest Rate Gap, i.e. the interest rate risk exposure in a static approach. The amount of assets and liabilities is grouped by time bands according to their contractual maturity date or the refixing date of the rate at which they bear interest. The difference between the amount of assets and liabilities in each time band measures the static interest rate risk exposure.

●	Equity-funded activity: Interest rate risk arises from the Long-Term Portfolio (which is invested in euro-denominated fixed-rate securities), and from fixed-rate loans. The refixing date of these assets corresponds to the contractual maturity date.
●	Debt-funded activity: The interest rate sensitivity of assets and liabilities is globally offset through micro-hedging strategies. The rate of most assets and liabilities refixes in the short term (less than 1 year).

3 Paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.

FINANCIAL STATEMENTS 2021

Interest Rate Risk amortising profile4

In thousand euros
	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
31 December 2021
Assets
Cash in hand balances with central banks	2 044 716						2 044 716
Financial assets at fair value through equity*	785 367	1 842 670	1 010 934			65 706	3 704 677
Financial assets at amortised cost
Loans*	3 911 631	11 993 522	1 266 853	436 525	1 352 584	58 725	19 019 840
Advances	282 961	718 398	1 092 458			2 853	2 096 670
Debt securities	134 000		125 000	630 646	743 297	(62 127)	1 570 816
Deposits of guarantees paid	67 464						67 464
Other assets						1 210 674	1 210 674
Sub-total of assets	7 226 138	14 554 590	3 495 245	1 067 171	2 095 881	1 275 832	29 714 857
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(40 937)	(26 997)	(1 482)	(735)	(551)	27	(70 675)
Debt securities in issue*	(11 108 761)	(12 025 480)	(0)	(500 000)	(500 000)	(690 226)	(24 824 467)
Deposits of guarantees received	(540 534)						(540 534)
Provisions	(735)	(1 469)	(6 611)	(35 259)	(326 147)	2 169	(368 052)
Other liabilities						(677 457)	(677 457)
Sub-total of liabilities	(11 690 966)	(12 053 947)	(8 093)	(535 994)	(826 698)	(1 365 487)	(26 481 185)
Equity						(3 233 672)	(3 233 672)
Net during the period	(4 464 828)	2 500 643	3 487 152	531 177	1 269 183	(3 323 327)
Cumulative net during the period	(4 464 828)	(1 964 185)	1 522 968	2 054 144	3 323 327
*after hedging

In thousand euros
	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
31 December 2020
Assets
Cash in hand balances with central banks	1 060 252						1 060 252
Financial assets at fair value through equity*	1 095 658	2 259 488	574 691			105 610	4 035 447
Financial assets at amortised cost
Loans*	3 384 438	10 852 495	1 561 603	379 245	1 317 976	423 901	17 919 658
Advances	857 000	555 000	100 000			5 278	1 517 278
Debt securities	139 776		204 200	617 585	881 358	(57 558)	1 785 361
Deposits of guarantees paid	421 361						421 361
Other assets						1 219 911	1 219 911
Sub-total of assets	6 958 485	13 666 983	2 440 494	996 830	2 199 334	1 697 141	27 959 268
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(86 443)	(40 353)	(1 816)	(1 139)	(854)		(130 606)
Debt securities in issue*	(8 186 396)	(13 035 845)	(0)	(500 000)	(500 000)	(550 028)	(22 772 270)
Deposits of guarantees received	(298 417)						(298 417)
Provisions	(671)	(1 341)	(6 036)	(32 189)	(297 752)	(22 180)	(360 168)
Other liabilities						(1 265 630)	(1 265 630)
Sub-total of liabilities	(8 571 927)	(13 077 540)	(7 852)	(533 329)	(798 606)	(1 837 838)	(24 827 091)
Equity						(3 132 177)	(3 132 177)
Net during the period	(1 613 442)	589 444	2 432 642	463 501	1 400 728	(3 272 874)
Cumulative net during the period	(1 613 442)	(1 023 998)	1 408 644	1 872 146	3 272 874
*after hedging

Index Gap

The Index Gap measures the tenor basis risk, i.e. the exposure to relative changes in interest rates for financial instruments that have the same reference curve but different tenors. At the end of 2021, the CEB has a tenor basis risk essentially due to instruments indexed to the Euribor 3M rate, the Euribor 6M rate, the EUR Eonia rate and the EUR Ester rate.

Sensitivity of the Treasury Securities portfolios due to interest rate changes

The CEB monitors the marked-to-market changes of its Treasury Securities portfolios due to changes in interest rates. In 2021:

●	Long-Term portfolio: The marked-to-market value of this portfolio would decrease by € 10.4 million for a +10 bps parallel shift of interest rates. It would decrease by € 191.5 million for a parallel shift of +200bps.
●	Short and Medium-Term Liquidity portfolios: The marked-to-market value of these portfolios is not very sensitive to interest rate fluctuations because they consist of investments that are either fair value hedged or have a remaining maturity of less than one year.

4 The total amount represents the net book value.

FINANCIAL STATEMENTS 2021

Sensitivity of the Treasury Securities portfolios due to credit spread changes

The CEB monitors the marked-to-market changes of its Short and Medium-Term Liquidity portfolios due to changes in credit spreads. The marked-to-market value of these portfolios would decrease by € 9.2 million for a +10bps parallel shift of credit spreads, and by € 170.1 million for a shift of +200bps. These variations would impact the Equity as these portfolios are recorded at fair value through equity.

■ Foreign exchange risk

The foreign exchange (FX) risk is the potential loss on ‘on- and off-balance-sheet’ positions arising from unfavourable movements in FX rates.

The CEB's strategy is not to take any foreign exchange position and systematically hedge assets and liabilities into euros. The residual risk, arising from carrying interest in currencies other than the euro, is monitored and hedged on a monthly basis. The net open position by currency is limited to the equivalent of € 1 million at the end of each month. At the end of 2021, it was below this limit in all foreign currencies.

	In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative. Instruments	Net position 2021	Assets	Liabilities	Derivative. Instruments	Net position 2020

Swiss franc	167 690	219 576	52 703	817	25 184	210 002	185 398	580
Pound Sterling	75 121	2 700 685	2 626 303	739	106 358	2 279 596	2 174 055	817
Japanese Yen	57 988	(4)	(57 555)	437	989 536	(11)	(988 916)	631
Australian dollar	4 832	443 103	438 681	410	4 493	246 281	242 199	411
Other currencies	2 136 985	7 707 764	5 571 523	744	1 546 243	6 003 901	4 458 799	1 141

Total	2 442 616	11 071 124	8 631 655	3 147	2 671 814	8 739 769	6 071 535	3 580

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

■ Liquidity risk

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due. This risk may be significant because, unlike commercial banks, the CEB does not collect customer deposits, and does not have access to refinancing through central banks.

Thus, liquidity risk management at the Bank plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions constrain access to long-term funding in the markets. The Bank maintains a prudent approach by establishing liquidity indicators at different time horizons and by holding sufficient liquid assets to withstand potential periods without access to the market under extreme market conditions while continuing its regular activity.

The Bank ensures that it holds a liquidity reserve composed of highly rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of these securities are eligible as High-Quality Liquid Assets (HQLA) under the "Liquidity Coverage Ratio" (LCR) framework. At the end of 2021, the amount of HQLA after haircut was € 3.64 billion (65.8% of total portfolio).

The Bank’s funding strategy is to avoid any significant gap between the maturity profile of assets and liabilities and to diversify the debt issuance programmes, the funding markets and the investor’s base. This strategy is pursued within the annual borrowing authorisation approved by the Administrative Council.

Liquidity risk indicators and limits

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the liquidity gap (the liquidity curve) and the liquidity ratios.

These indicators are calculated under severe stress scenarios based on a combination of market-wide and idiosyncratic scenarios. These scenarios include the disruptions in the repayment of loans, an erosion in the value of liquid assets, no access to the market for new funding, and adverse changes in the collateral requirements on derivatives transactions due to numerous two-way CSA contracts, the latter risk being assessed using an internal model.

●	The Self-Sufficiency Period (SSP) is the key metric to control short-term liquidity risk. It assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market, without sale/repoing of its available liquid assets. The minimum Self-Sufficiency Period is 6 months. At the end of 2021, it reached 9 months.
●	The Survival Horizon (SH) assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available liquid assets in the market. The minimum Survival Horizon is 12 months with a comfort zone between 18 and 24 months. At the end of 2021, it reached 14 months.

FINANCIAL STATEMENTS 2021

Similar to the liquidity gap indicators, the Short-Term Liquidity Ratios (STLR) compare the sources of liquidity to its uses at precise time horizons, i.e. 1 month, 3 months, 6 months and 1 year. At the end of 2021, the limit for these ratios was fully met.

Finally, the CEB monitors the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) requirements.

Maturity profile of financial assets and liabilities

The table below shows the contractual maturity profile of financial assets and liabilities, i.e. the undiscounted principal and interest cash flows of all financial instruments until their contractual maturity. These cash flows are presented on a net basis for interest rate swaps and on a gross basis for currency and forward exchange swaps. They are calculated on the basis of the currency exchange rates and interest rates prevailing at the closing date.

In thousand euros
	Current outstanding			Non-current outstanding		Total .
31 December 2021	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand balances with central banks	2 044 894					2 044 894
Financial assets at fair value through equity	200 622	475 238	1 097 405	1 163 811	779 959	3 717 035
Financial assets at amortised cost
Loans	(62 289)	103 654	2 197 197	8 321 728	9 391 832	19 952 122
Advances	295 895	716 216	1 088 350			2 100 461
Debt securities	2 908	3 527	172 955	800 058	899 475	1 878 922
Deposits of guarantees paid	67 477					67 477
Sub-total of assets	2 549 507	1 298 636	4 555 906	10 285 597	11 071 266	29 760 911
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	459	7 584	10 795	35 355	16 545	70 738
Debt securities in issue	496 226	895 554	3 192 431	14 328 452	6 166 255	25 078 917
Deposits of guarantees received	540 534					540 534
Social Dividend Account	47 169					47 169
Sub-total of liabilities	1 084 387	903 138	3 203 226	14 363 807	6 182 800	25 737 358
Off-balance sheet
Financing commitments	(440 000)	(738 000)	(1 518 000)	(2 861 739)	(757 874)	(6 315 613)
Term financial instruments
To be received	567 066	1 067 373	2 404 655	9 169 333	1 725 921	14 934 348
To be paid	(549 769)	(958 723)	(2 319 156)	(8 849 056)	(1 723 206)	(14 399 911)
Sub-total of off-balance sheet	(422 703)	(629 351)	(1 432 501)	(2 541 463)	(755 159)	(5 781 176)

Total	1 042 417	(233 853)	(79 820)	(6 619 673)	4 133 306	(1 757 623)

In thousand euros
	Current outstanding			Non-current outstanding		Total .
31 December 2020	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand balances with central banks	1 060 335					1 060 335
Financial assets at fair value through equity	465 311	971 527	715 561	1 009 407	853 894	4 015 701
Financial assets at amortised cost
Loans	(64 249)	238 524	2 092 298	7 806 655	8 162 983	18 236 211
Advances	862 669	554 435	99 689			1 516 793
Debt securities	988	6 392	258 639	808 187	1 070 734	2 144 940
Deposits of guarantees paid	421 444					421 444
Sub-total of assets	2 746 498	1 770 878	3 166 187	9 624 250	10 087 611	27 395 424
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	944	8 554	15 161	71 970	33 977	130 606
Debt securities in issue	8 501	881 901	2 495 801	13 106 073	6 098 769	22 591 045
Deposits of guarantees received	298 417					298 417
Social Dividend Account	49 749					49 749
Sub-total of liabilities	357 610	890 456	2 510 962	13 178 042	6 132 746	23 069 817
Off-balance sheet
Financing commitments	(949 000)	(1 090 000)	(1 415 040)	(4 048 000)	(951 000)	(8 453 040)
Term financial instruments
To be received	312 981	1 390 546	1 280 501	8 564 490	1 121 767	12 670 285
To be paid	(306 116)	(1 410 921)	(1 142 756)	(8 589 473)	(1 236 011)	(12 685 277)
Sub-total of off-balance sheet	(942 135)	(1 110 374)	(1 277 295)	(4 072 983)	(1 065 244)	(8 468 031)

Total	1 446 753	(229 951)	(622 071)	(7 626 775)	2 889 621	(4 142 424)

FINANCIAL STATEMENTS 2021

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

Operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee Recommendations and best practices, the Bank is committed to continuously assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the various business lines, the Operational Risk Division is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation follow a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including "near misses", is also integrated in order to ensure the effectiveness of the control framework and to complete the risk mapping and assessment.

The Operational Risk Division ensures that the permanent internal control framework is adequate in terms of design and effectiveness. Each Directorate reports on an annual basis on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

The Operational Risk Division is also responsible for modelling procedures, in collaboration with the business lines, so as to maintain a comprehensive procedure and control map. A dedicated intranet site gives all staff access to procedures.

To hedge against disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

As at 31 December 2021, the operational risk capital charge amounted to € 22.1 million, lower compared to € 22.4 million as at 31 December 2020.

FINANCIAL STATEMENTS 2021

4. Prudential framework

As a multilateral development bank (MDB), the CEB is not subject to its member states' regulatory framework, the Basel Committee recommendations or European Union directives. However, it is the Bank’s policy to follow Best Banking Practices (BBB), taking into account the Bank’s MDB status, by making all necessary adjustments. To this end, the Bank has established a set of Prudential Ratios to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

■ Capital Adequacy Ratio (CAR), under the Standardised Approach, measures the Bank’s Prudential Equity (EP)5 versus total Risk-Weighted Assets6 (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market, and operational risks.

The CAR reached 29.1% as at the end of December 2021, increasing from 27.6% at year-end 2020 as a result of a decrease in RWA related to the loan activity.

Although the actual floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone at a level above 25%. Finally, credit risk for the bulk of capital requirements stands at 95.4%, split among credit risk in the loan portfolio (77.3%) and credit risk on finance operations (18.1%).

This ratio is calculated as follows:

Prudential Equity
Capital Adequacy Ratio =	Risk-Weighted Assets

- Prudential Equity: paid-in capital, reserves and net profit

- Risk-Weighted Assets: ∑ [Exposure at Default x risk-weighted factor]

■ Gearing Ratio (GR) is the ratio of loans outstanding after swap and guarantees to Own Funds7 and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Loans Outstanding after swaps and guarantees
Gearing Ratio =	Own Funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times Own Funds, the Bank could lend up to € 20.5 billion. The ratio stood at 2.31 at the end of 2021 compared to 2.16 at the end of 2020 due to an increase in the loan portfolio, accompanied by a smaller increase in Own Funds.

Leverage

■ Indebtedness Ratio (IR) compares total debt outstanding (after swap) to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security, European Commercial Papers (ECPs), bank advances and term deposit accounts, excluding collaterals. The limit is established at 10 times Ep, i.e. € 32.3 billion. The ratio stood at 7.26 as at the end of 2021 (2020: 6.90), due to the debt increasing at a higher rate than the equity.

■ Treasury Asset Ratio (TAR) compares total financial assets (after swap) to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos and nostro accounts, excluding collaterals. The limit is fixed at 5 times the CEB’s Prudential Equity, i.e. € 16.1 billion. The ratio stood at 2.68 as at 31 December 2021, slightly above the level registered as at 31 December 2020 (2.62).

[5]	Prudential Equity is represented by the Bank’s paid-in capital, reserves and net profit.

[6]	Risk-Weighted Assets are a bank's assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank's own risk models.
[7]	CEB’s Own Funds: Subscribed capital, Reserves and Net profit.

FINANCIAL STATEMENTS 2021

Liquidity

■ Short-Term Liquidity Ratios measure the Bank's capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources8 (liquid assets) and uses9 (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months, and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, rating and maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

As at 31 December 2021, the short-term liquidity ratio stood as follows: 387% for a one-month period (2020: 414%), 207% for a 3-month period (2020: 204%), 162% for a 6-month period (2020: 174%) and 118% for the one-year period (2020: 116%).

■ Self-Sufficiency Period measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding or without the sale-repoing of assets. The floor is set out at > 6 months.

The indicator reached 9 months as at 31 December 2021, compared to 7 months as at 31 December 2020.

Market Credit Risk

■ Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is > 7.0 (A-)10 and for long-term investments is > 8.0 (A+)11. As at 31 December 2021 there were no counterparties/transactions with a minimum rating below the defined threshold at purchase date, as at 31 December 2020; therefore, the Bank’s internal rating was within its fixed limits.

Interest Rate Risk

■ Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))12 due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed at < 0.5% of Own Funds (MR), i.e. € 18.5 million. The Economic Value Sensitivity was -€ 6.3 million at 31 December 2021 compared to -€ 6.6 million for an absolute value of € 18.0 million as at 31 December 2020, therefore within its fixed limits.

Foreign Exchange Rate Risk

■ Spot Net Open Position13 measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit both as at 31 December 2021 as well as at 31 December 2020.

8 Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans.

9 Uses of cash: issue repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts).

10 For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits.

11 For maturities up to 2 years, the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.

12 Own Funds (MR): paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.

13 At the end of the month

FINANCIAL STATEMENTS 2021

NOTE	D -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading "Financial instruments at fair value through profit or loss".

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading "Hedging derivative financial instruments". These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

Term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted its valuation methods related to:

-	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);
-	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA); and
-	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2021, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 145 thousand under assets for the DVA (31 December 2020: € 179 thousand) and of € 1 039 thousand under liabilities for the CVA (31 December 2020: € 936 thousand). These adjustments are recorded by the counterparty in the Income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the OCA equals zero.

The following table presents the fair value of the financial instruments at fair value through profit or loss and the hedging derivative financial instruments:

In thousand euros
31 December 2021	Positive . market. value .	Negative . market. value .
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	1 963	(174)
Foreign exchange derivative financial instruments	441 142	(135 565)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	145
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 039)

Total	443 250	(136 778)

Hedging derivative financial instruments
Interest rate derivative financial instruments	531 751	(362 644)
Foreign exchange derivative financial instruments	169 182	(115 615)

Total	700 933	(478 259)

	In thousand euros
31 December 2020	Positive. market. value.	Negative. market. value.
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	2 038	(109)
Foreign exchange derivative financial instruments	156 397	(547 994)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	179
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(936)

Total	158 614	(549 039)

Hedging derivative financial instruments
Interest rate derivative financial instruments	671 307	(607 128)
Foreign exchange derivative financial instruments	320 926	(44 764)

Total	992 233	(651 892)

FINANCIAL STATEMENTS 2021

NOTE E - Financial assets and liabilities

The table below shows the net book value of financial assets and liabilities according to the accounting valuation rule as well as their fair value:

In thousand euros
31 December 2021	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net.. book.. value .	Fair.. value .

Assets
Cash in hand, balances with central banks				2 044 716	2 044 716	2 044 716
Financial instruments at fair value through profit or loss	443 250				443 250	443 250
Hedging derivative financial instruments	700 933				700 933	700 933
Financial assets at fair value through equity		3 703 635	1 042		3 704 677	3 704 677
Financial assets at amortised cost
Loans and advances				21 116 510	21 116 510	21 116 510
Debt securities				1 570 816	1 570 816	1 872 883

Total financial assets	1 144 183	3 703 635	1 042	24 732 042	29 580 902	29 882 969

Liabilites
Financial instruments at fair value through profit or loss	136 778				136 778	136 778
Hedging derivative financial instruments	478 259				478 259	478 259
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 675	70 675	70 675
Debt securities in issue				24 824 467	24 824 467	24 591 781
Social Dividend Account				47 169	47 169	47 169

Total financial liabilities	615 037			24 942 311	25 557 348	25 324 662

In thousand euros
31 December 2020	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net.. book.. value .	Fair.. value .

Assets
Cash in hand, balances with central banks				1 060 252	1 060 252	1 060 252
Financial instruments at fair value through profit or loss	158 614				158 614	158 614
Hedging derivative financial instruments	992 233				992 233	992 233
Financial assets at fair value through equity		4 034 352	1 095		4 035 447	4 035 447
Financial assets at amortised cost
Loans and advances				19 436 936	19 436 936	19 436 936
Debt securities				1 785 361	1 785 361	2 192 620

Total financial assets	1 150 847	4 034 352	1 095	22 282 549	27 468 843	27 876 102

Liabilites
Financial instruments at fair value through profit or loss	549 039				549 039	549 039
Hedging derivative financial instruments	651 892				651 892	651 892
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				130 606	130 606	130 606
Debt securities in issue				22 772 270	22 772 270	22 002 971
Social Dividend Account				49 749	49 749	49 749

Total financial liabilities	1 200 931			22 952 625	24 153 556	23 384 257

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2021 and 2020.

FINANCIAL STATEMENTS 2021

NOTE F - Market value measurement of financial instruments

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note D.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets;

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads);

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

As at 31 December 2021, based on the fair value level provided by an external data provider, which is based on the rules described above, the CEB has recorded hierarchy transfers on the following instruments: Concerning debt securities issued on the liabilities side, € 940 714 thousand have been transferred from level 1 to level 2. Concerning debt securities recorded at fair value through equity, on the assets side, € 128 333 thousand were transferred from level 1 to level 2 and € 163 666 thousand were transferred from level 2 to level 1. Finally, for debt securities recorded at amortised cost, on the assets side, € 10 500 thousand were transferred from level 2 to level 1.

Financial instruments measured at their fair values are presented in the table below:

In thousand euros
31 December 2021	Level 1.	Level 2.	Level 3.	Total.

Assets
Cash in hand, balances with central banks	2 044 716			2 044 716
Financial instruments at fair value through profit or loss		443 250		443 250
Hedging derivative financial instruments		700 933		700 933
Financial assets at fair value through equity	2 756 496	948 181		3 704 677
Financial assets at amortised cost
Loans and advances			21 116 510	21 116 510
Debt securities	1 865 904	6 979		1 872 883

Total financial assets	6 667 116	2 099 343	21 116 510	29 882 969

Liabilites
Financial instruments at fair value through profit or loss		136 778		136 778
Hedging derivative financial instruments		478 259		478 259
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	44 008	26 667		70 675
Debt securities in issue	21 344 323	3 247 458		24 591 781
Social Dividend Account	47 169			47 169

Total financial liabilities	21 435 500	3 889 162		25 324 662

In thousand euros
31 December 2020	Level 1.	Level 2.	Level 3.	Total.

Assets
Cash in hand, balances with central banks	1 060 252			1 060 252
Financial instruments at fair value through profit or loss		158 614		158 614
Hedging derivative financial instruments		992 233		992 233
Financial assets at fair value through equity	2 132 881	1 902 566		4 035 447
Financial assets at amortised cost
Loans and advances			19 436 936	19 436 936
Debt securities	2 174 648	17 972		2 192 620

Total financial assets	5 367 781	3 071 385	19 436 936	27 876 102

Liabilites
Financial instruments at fair value through profit or loss		549 039		549 039
Hedging derivative financial instruments		651 892		651 892
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	90 606	40 000		130 606
Debt securities in issue	20 738 471	1 264 500		22 002 971
Social Dividend Account	49 749			49 749

Total financial liabilities	20 878 826	2 505 431		23 384 257

FINANCIAL STATEMENTS 2021

NOTE G - Offsetting financial assets and financial liabilities

As at 31 December 2021, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

In thousand euros
31 December 2021	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts

Assets
Loans at amortised cost	19 019 840		(227 845)	18 791 995
Derivative financial instruments	1 144 183	(540 769)		603 414
Deposits of guarantees given	67 463	(67 510)		(47)
Other assets not subject to offsetting	9 483 371			9 483 371

Total assets	29 714 857	(608 279)	(227 845)	28 878 733

Liabilities
Derivative financial instruments	615 037	(67 510)		547 527
Deposits of guarantees received	540 534	(540 769)		(235)
Other liabilities not subject to offsetting	25 325 614			25 325 614

Total liabilities	26 481 185	(608 279)		25 872 906

In thousand euros
31 December 2020	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts

Assets
Loans at amortised cost	17 919 658		(375 768)	17 543 890
Derivative financial instruments	1 150 847	(298 529)	(27 929)	824 389
Deposits of guarantees given	421 361	(421 607)		(246)
Other assets not subject to offsetting	8 467 402			8 467 402

Total assets	27 959 268	(720 136)	(403 697)	26 835 435

Liabilities
Derivative financial instruments	1 200 931	(421 607)		779 324
Deposits of guarantees received	298 417	(298 529)		(112)
Other liabilities not subject to offsetting	23 327 743			23 327 743

Total liabilities	24 827 091	(720 136)		24 106 955

FINANCIAL STATEMENTS 2021

NOTE H - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

As at 31 December 2021, financial assets at fair value through equity consist of Debt securities in the amount of € 3.7 billion (31 December 2020: € 4.0 billion) and Equity instruments in the amount of € 1.0 million (31 December 2020: € 1.1 million).

	In thousand euros
	31/12/2021	31/12/2020
Financial assets at fair value through equity
Gross book value	3 626 180	3 905 718
Unrealised gains or losses	79 088	130 202
Impairment (*)	(591)	(473)

Total	3 704 677	4 035 447

(*) of which stage 1	(591)	(473)
of which stage 2
of which stage 3

Financial assets at amortised cost

In thousand euros
	31/12/2021	31/12/2020

Loans to credit institutions
Gross book value	7 358 451	8 620 828
Impairment	(3 364)	(6 515)
Netbookvalue	7 355 087	8 614 313
Loans to customers
Gross book value	11 593 863	8 840 235
Impairment	(8 492)	(11 548)
Netbookvalue	11 585 371	8 828 687
Value adjustment to loans hedged by derivative instruments	79 382	476 658

Total loans	19 019 840	17 919 658

Advances
Advances repayable on demand - gross book value	6 541	6 620
Impairment	(2)	(2)
Netbookvalue	6 539	6 618
Advances with agreed maturity dates or periods of notice - gross book value	2 090 489	1 510 814
Impairment	(358)	(154)
Netbookvalue	2 090 131	1 510 660

Total advances	2 096 670	1 517 278

Debt securities
Gross book value	1 570 922	1 785 466
Impairment	(106)	(105)
Netbookvalue	1 570 816	1 785 361

Total debt securities	1 570 816	1 785 361

At 31 December 2021, loans are guaranteed up to the amount of € 6.8 billion (31 December 2020: € 6.8 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2021

Financial assets at amortised cost by stage

					In thousand euros
	31/12/2021			31/12/2020
	Gross book value	Impairment	Net book value	Gross book value	Impairment	Net book value

Loans to credit institutions	7 358 451	(3 364)	7 355 087	8 620 828	(6 515)	8 614 313
Stage 1	7 358 451	(3 364)	7 355 087	8 620 828	(6 515)	8 614 313
Stage 2
Stage 3

Loans to customers	11 593 863	(8 492)	11 585 371	8 840 235	(11 548)	8 828 687
Stage 1	11 593 863	(8 492)	11 585 371	8 840 235	(11 548)	8 828 687
Stage 2
Stage 3

Advances	2 097 030	(360)	2 096 670	1 517 434	(156)	1 517 278
Stage 1	2 097 030	(360)	2 096 670	1 517 434	(156)	1 517 278
Stage 2
Stage 3

Debt securities	1 570 922	(106)	1 570 816	1 785 466	(105)	1 785 361
Stage 1	1 570 922	(106)	1 570 816	1 785 466	(105)	1 785 361
Stage 2
Stage 3

During the year 2021, no defaults occurred in the Bank’s portfolio. In addition, the Bank has not identified any significant increase in credit risk within the meaning of IFRS 9, leading to a transfer from stage 1 to stage 2 or stage 3.

FINANCIAL STATEMENTS 2021

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Dividend Account, is presented in the table below:

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrower's country location	12/31/2021%		12/31/2020%		12/31/2021	12/31/2020

Spain	1 902 098	10.06	2 032 854	11.67	780 244	810 707
Poland	1 509 260	7.98	1 726 137	9.91	507 400	613 247
France	1 497 110	7.91	1 295 410	7.43	939 916	627 708
Turkey	1 265 829	6.69	1 336 014	7.67	220 000	100 000
Germany (1)	1 200 106	6.34	1 004 528	5.76	592 362	751 562
Italy (2)	1 114 816	5.89	753 581	4.32	510 460	994 681
Belgium	1 095 509	5.79	995 482	5.71		170 000
Slovak Republic	1 064 915	5.63	1 139 366	6.54	136 674	257 174
Netherlands	1 002 414	5.30	877 947	5.04	20 000	185 083
Czech Republic	762 336	4.03	744 491	4.27	130 000	235 000
Hungary	696 919	3.68	686 016	3.94	103 386	149 386
Lithuania	638 982	3.38	423 787	2.43	127 080	316 200
Croatia	622 734	3.29	439 060	2.52	74 500	308 006
Finland	595 586	3.15	536 457	3.08	272 000	137 300
Romania	555 963	2.94	617 831	3.55	499 551	513 501
Serbia	467 740	2.47	241 879	1.39	482 161	685 161
Sweden	462 046	2.44	334 399	1.92	100 000	388 502
Ireland	387 981	2.05	396 146	2.27	168 700	218 700
Cyprus	361 195	1.91	413 135	2.37	34 000	41 049
Portugal	299 342	1.58	287 909	1.65	249 500	244 700
Bulgaria	248 434	1.31	293 902	1.69
Greece	218 500	1.16	157 500	0.90	53 500	112 500
Estonia	150 898	0.80	3 841	0.02	75 000	225 000
Slovenia	140 400	0.74	125 272	0.72		35 000
North Macedonia	107 671	0.57	107 599	0.62	25 500	46 653
Bosnia and Herzegovina	100 252	0.53	88 395	0.51	15 717	34 612
Montenegro	94 225	0.50	59 591	0.34	22 978	62 330
Moldova (Republic of)	84 975	0.45	48 376	0.28	79 648	121 775
Albania	83 033	0.44	94 310	0.54	17 980	2 980
Iceland	74 405	0.39	83 663	0.48
Kosovo	35 000	0.19	17 784	0.10	25 000	17 216
Latvia	25 500	0.13	22 600	0.13	9 000	14 400
Georgia	20 013	0.11	19 478	0.11	23 058	26 308
Andorra	12 000	0.06	8 400	0.05		3 600
San Marino	9 533	0.05	7 000	0.04		3 000
Malta	8 700	0.05			20 300
Denmark			6 667	0.04

Total	18 916 422	100.00	17 426 805	100.00	6 315 613	8 453 040

(1) of which € 3.1 million outstanding in favour of target countries as at 31 December 2021 (31 December 2020: € 4.2 million)

(2) of which € 19.8 million outstanding in favour of target countries as at 31 December 2021 (31 December 2020: € 25.0 million)

FINANCIAL STATEMENTS 2021

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers' country location	31/12/2021	31/12/2020	31/12/2021	31/12/2020

Turkey	405 667	434 000
Poland	156 971	177 426		6 220
Bosnia and Herzegovina	89 806	100 006	4 717	23 612
Romania	62 995	89 917	7 121	7 621
Albania	41 302	50 888
Kosovo	35 000	37 000		17 216
Moldova (Republic of)	30 302	34 765	1 333	8 461
Croatia	26 838	31 085
North Macedonia	21 811	22 226	500
Italy	6 400	4 200
Serbia	4 888	7 732
Bulgaria	3 309	4 068
Georgia	1 875	4 167	1 250	2 500
Greece	1 000		1 000

Total	888 164	997 480	15 921	65 630

The interest rate subsidies are presented in Note L.

NOTE I - Tangible and intangible assets

				In thousand euros
	Land and buildings (*)	Fixtures	Other	Intangible assets	Total.
Gross book value
At 1 January 2021	37 687	15 035	8 008	32 816	93 545
Additions		98	377	4 616	5 091
Other movements		(20)	(220)	(343)	(583)
At 31 December 2021	37 687	15 113	8 165	37 089	98 053
Depreciation
At 1 January 2021	(564)	(11 127)	(6 669)	(15 721)	(34 081)
Charge for the year	(288)	(771)	(499)	(5 113)	(6 671)
Other movements			(11)		(11)
At 31 December 2021	(852)	(11 898)	(7 179)	(20 834)	(40 763)
Net book value
At 31 December 2021	36 835	3 215	986	16 254	57 290
				In thousand euros
	Land and buildings (*)	Fixtures	Other	Intangible assets	Total.
Gross book value
At 1 January 2020	37 679	15 202	7 863	27 109	87 852
Additions	8	692	1 102	5 955	7 757
Other movements		(859)	(957)	(248)	(2 064)
At 31 December 2020	37 687	15 035	8 008	32 816	93 545
Depreciation
At 1 January 2020	(279)	(11 059)	(6 793)	(11 897)	(30 029)
Charge for the year	(285)	(830)	(807)	(3 824)	(5 746)
Other movements		762	931		1 694
At 31 December 2020	(564)	(11 127)	(6 669)	(15 721)	(34 081)

Net book value
At 31 December 2020	37 123	3 908	1 339	17 094	59 464

(*) “Land and buildings” represent the Bank's headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to € 1.0 million as at 31 December 2021 and the amortisation to - € 852 thousand (31 December 2020: € 1.0 million and - € 564 thousand respectively).

FINANCIAL STATEMENTS 2021

NOTE J - Other assets and other liabilities

In thousand euros
	12/31/2021	12/31/2020

Other assets
Deposits of guarantees given (*)	67 463	421 361
Sundry debtors	2 762	4 639
Subscribed, called and unpaid capital and reserves to be received	1 422	2 132
Prepaid expenses	2 297	2 065
Sundry assets	2 721	764

Total	76 665	430 961

Other liabilities
Deposits of guarantees received (*)	540 534	298 417
Sundry creditors (**)	12 655	14 095
Sundry liabilities	2 596	855

Total	555 785	313 367

(*)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2021, the CEB:

-    paid € 67.5 million of guarantees in form of deposits (31 December 2020: € 421.4 million),

-    received € 540.5 million of guarantees in form of deposits (31 December 2020: € 298.4 million) and € 227.8 million in form of securities (31 December 2020: € 403.7 million).

(**)	Of which € 1.0 million of lease liability representing the gross value of the lease payments and - € 852 thousand of liability amortisation, in accordance with IFRS 16 (31 December 2020: € 1.0 million for the lease liability and - € 564 thousand for the liability amortisation). Moreover, in 2021, two amounts (of € 0.5 million respectively € 0.6 million) have been deducted from this item and transferred to the item "Commissions" in the Income statement. These amounts represented available and unused amounts related to trust accounts.

NOTE K - Financial liabilities at amortised cost

In thousand euros
	12/31/2021	12/31/2020

Amounts owed to credit institutions and to customers
Interest-bearing accounts	44 008	90 606
Borrowings and term deposits	26 667	40 000

Total	70 675	130 606

Debt securities in issue at amortised cost
Bonds	24 439 069	21 843 305
Interest payable	148 523	154 572
Value adjustment to debt securities in issue hedged by derivative instruments	236 875	774 393

Total	24 824 467	22 772 270

Development of customers' interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2021 the Bank managed 28 interest-bearing accounts (2020: 25) with a total balance of € 44.0 million (2020: € 90.6 million). The resources on these accounts amount to € 393.7 million (2020: € 383.5 million) while disbursements stand at € 349.7 million (2020: € 292.9 million).

FINANCIAL STATEMENTS 2021

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

●	Programs/Accounts funded by donor countries,
●	Programs/Accounts funded entirely or mainly by the European Union.
In thousand euros
	Resources(1)	Disbursements(2)	12/31/2021	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	42 756	(32 712)	10 044		2 020
Programs/Accounts funded entirely or mainly by the European Union	350 976	(317 012)	33 964	97 202	111 046
Total	393 732	(349 724)	44 008	97 202	113 066

In thousand euros
	Resources(1)	Disbursements(2)	12/31/2020	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	42 460	(30 227)	12 233		2 647
Programs/Accounts funded entirely or mainly by the European Union	341 026	(262 653)	78 373	100 852	78 605
Total	383 486	(292 880)	90 606	100 852	81 252
(1)	Consists of contributions received from donors and accrued interest,
(2)	Consists of grants disbursed to projects, fees and funds returned to donors,
(3)	The commitments to be received and to be paid refer to on-going projects only.

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	12/31/2021	12/31/2020

Programs/Accounts funded by donor countries

Green Social Investment Fund	CEB, Czech Republic	2020	5 047		5 047	5 000
Italian Fund for Innovative Projects	Italy	2017	1 000	(512)	488	873
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	28 665	(27 777)	888	2 025
Slovak Inclusive Growth Account	Slovak Republic	2016	4 000	(1 766)	2 234	2 681
Spanish Social Cohesion Account	Spain	2009	4 044	(2 657)	1 387	1 654

Sub-total Programs/Accounts funded by donor countries			42 756	(32 712)	10 044	12 233

FINANCIAL STATEMENTS 2021

						In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	12/31/2021	12/31/2020
Programs/Accounts funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	63 000	(56 035)	6 965	20 987
RHP Fund Country Account - BiH & SRB	Switzerland	2019	850	(850)		829
RHP Fund Country Account - Croatia	European Union	2013	9 303	(9 147)	156	156
RHP Fund Country Account - Montenegro	European Union, Germany	2013	3 500	(2 306)	1 194	1 194
RHP Fund Country Account - Serbia	European Union, Germany	2013	69 000	(67 022)	1 978	16 615
RHP Fund Regional Account	European Union, Turkey, United States of America	2012	47 257	(40 480)	6 777	10 558
RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	53 846	(48 242)	5 604	7 197
RHP Implementation	European Union	2013	25 120	(24 660)	460	460
RHP Implementation 2	European Union	2017	13 107	(12 520)	587	1 505
RHP Implementation Support Fund Account	Switzerland	2019	500	(2)	498	500
RHP Implementation Support Fund - ODA Account	Germany, Norway	2019	1 641	(805)	836	1 641
Special Account RHP Republic of Cyprus	Cyprus	2012	50	(1)	49	49
Special Account RHP Czech Republic	Czech Republic	2013	84	(40)	44	44
Special Account RHP Hungary	Hungary	2014	30	(1)	29	29
Special Account RHP Slovak Republic	Slovak Republic	2012	40	(27)	13	15

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016	1 000	(1 000)

European Local Energy Assistance Facility (ELENA)
CEB-ELENA 2012	European Union	2012	1 000	(726)	274	274

Facility for Refugees in Turkey (FRIT)
Turkey Refugee Account	European Union	2017	50 000	(49 663)	337	15 991
Strengthening health infrastructures for all	European Union	2020	7 506	(553)	6 953

Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(1 341)	89	329
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1 200	(1 200)
WBIF: energy efficiency renovation programme of central buildings in Serbia - EERPCGB	European Union Other Donors	2020	312	(312)
Facility for Roma populations
Housing & Empowerment of Roma (HERO)	European Union	2021	1 200	(79)	1 121
Sub-total Programs/Accounts funded entirely or mainly by the European Union			350 976	(317 012)	33 964	78 373

Total Interest-bearing accounts			393 732	(349 724)	44 008	90 606

FINANCIAL STATEMENTS 2021

NOTE L - Social Dividend Account

The Bank uses the SDA to finance four types of grants:

- interest rate subsidies on loans granted by the Bank,

- guarantees to support the Bank’s financing of high social impact projects,

- technical assistance within the framework of projects financed by the CEB,

- grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2021, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	31/12/2021	31/12/2020

Subsidies on loans approved	13 047	15 476
Available for subsidy	1 640	1 640

Interest rate subsidies on loans	14 687	17 116
Guarantees on loans approved	7 483	4 696
Available for guarantees	15 790	18 576

Loan guarantees	23 273	23 272
Approvals for technical assistance	1 091	1 543
Available for technical assistance	5 798	5 498

Technical assistance	6 889	7 041
Approved grant contributions
Available for grant contributions	2 320	2 320

Grant contributions	2 320	2 320

Total	47 169	49 749

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank's annual profit is allocated,
b)	voluntary contributions from the Bank's member states, upon approval by the Administrative Council, and
c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2021

NOTE M - Provisions

In thousand euros
	31/12/2021	31/12/2020

Provisions
Provision on social commitments	366 291	356 440
Impairment relating to financing commitments (Note T)	1 761	3 728

Total	368 052	360 168

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2021 based on individual data as at 30 June 2021.

The financial situation relating to post-employment benefits is presented below:

In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2021	299 437	57 003	356 440
Service cost	12 459	2 685	15 144
Interest cost related to discounted commitments	4 105	767	4 872
Changes in actuarial differences recognised directly in equity	(2 388)	(1 248)	(3 636)
Benefits paid	(4 812)	(1 717)	(6 529)
Provision as at 31 December 2021	308 801	57 490	366 291

	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2020	267 539	51 242	318 781
Service cost	11 486	3 043	14 529
Interest cost related to discounted commitments	4 056	771	4 827
Changes in actuarial differences recognised directly in equity	20 249	3 327	23 576
Benefits paid	(3 893)	(1 380)	(5 273)
Provision as at 31 December 2020	299 437	57 003	356 440

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2021	2020
Interest discount rate	1.50%	1.25%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer's contribution rate	6.28%	6.28%
Average duration	22.2	21.70

FINANCIAL STATEMENTS 2021

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2021, as well as the service cost, the interest cost and the estimated benefits for the year 2022, calculated based on a change of the discount rate assumption of -/+ 0.25%:

In thousand euros
Pension scheme	PBO 31/12/2021	Service cost 2022	Interest cost on PBO 2022	Estimated benefits 2022	PBO 31/12/2022
Discount rate -0.25%	325 083	12 919	4 026	(6 045)	335 983
Discount rate +0.25%	293 642	11 364	5 086	(6 038)	304 054

As at 31 December 2021, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.3%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.9% at that date.

					In thousand euros
Other post-employment benefits	PBO 31/12/2021	Service cost 2022	Interest cost on PBO 2022	Estimated benefits 2022	PBO 31/12/2022
Discount rate -0.25%	60 661	2 490	745	(2 092)	61 804
Discount rate +0.25%	54 549	2 175	936	(2 092)	55 567

As at 31 December 2021, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 5.5%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.1% at that date.

NOTE N - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,
-	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in Note C).

FINANCIAL STATEMENTS 2021

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital

France	915 770	814 114	101 656	16.720%
Germany	915 770	814 114	101 656	16.720%
Italy	915 770	814 114	101 656	16.720%
Spain	597 257	530 958	66 299	10.905%
Turkey	388 299	345 197	43 102	7.089%
Netherlands	198 813	176 743	22 070	3.630%
Belgium	164 321	146 083	18 238	3.000%
Greece	164 321	146 083	18 238	3.000%
Portugal	139 172	123 724	15 448	2.541%
Sweden	139 172	123 724	15 448	2.541%
Poland	128 260	114 023	14 237	2.342%
Denmark	89 667	79 712	9 955	1.637%
Finland	69 786	62 039	7 747	1.274%
Norway	69 786	62 039	7 747	1.274%
Bulgaria	62 459	55 526	6 933	1.140%
Romania	59 914	53 264	6 650	1.094%
Switzerland	53 824	43 229	10 595	0.983%
Ireland	48 310	42 948	5 362	0.882%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.634%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.390%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.244%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.232%
North Macedonia	12 723	11 311	1 412	0.232%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.224%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
Andorra	4 925	4 378	547	0.090%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%

Total 2021	5 477 144	4 864 180	612 964	100.000%
Total 2020	5 477 144	4 864 180	612 964

The earnings per participating certificate for 2021 amount to € 17.31 (€ 13.66 for 2020).

In 2020, further to Andorra’s accession, the Bank’s subscribed capital increased by € 4 925 thousand, of which € 547 thousand related to called capital. Its contribution to the reserves totals € 2 296 thousand. The payments of the called capital and the contribution to the reserves are scheduled in four equal annual instalments. The first two instalments of € 574 thousand each were paid in 2021 and 2020. The total of the two outstanding instalments is detailed below:

			In thousand euros
Member	Capital to be paid	Reserves to be paid	Total

Andorra	274	1 148	1 422

Total	274	1 148	1 422

FINANCIAL STATEMENTS 2021

NOTE O - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Interest received and interest paid are grouped by product.

The new presentation of the Interest margin, taking into account the reclassifications detailed in Note B, is detailed below:

In thousand euros
	2021	2020

Loans and advances at amortised cost (*)
- Credit institutions and central banks		63 951
- Customers		82 232
Hedging derivatives		(114 116)
Sub-total		32 067

Debt securities at amortised cost	51 473	56 408

Amounts owed to credit institutions and to customers	2 346	2 744

Debt securities in issue at amortised cost	(206 371)	(278 420)

Hedging derivatives	328 462	341 893
Sub-total	122 091	63 473

Interest and similar income	175 910	154 692

Other interest expenses and similar charges	(4 872)	(4 827)

Financial assets at fair value through equity (*)	15 413	18 975
Hedging derivatives	(23 593)	(21 974)
Sub-total	(8 180)	(2 999)

Loans and advances at amortised cost (*)
- Credit institutions and central banks	22 334
- Customers	86 381
Hedging derivatives	(124 138)
Sub-total	(15 423)

Interest expenses and similar charges	(28 475)	(7 826)

Interest margin	147 435	146 866

(*) of which negative interest impact:		In thousand euros
- Financial assets at fair value through equity	(5 898)	(3 856)
- Advances at amortised cost	(20 390)	(14 482)
	(26 288)	(18 338)

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

FINANCIAL STATEMENTS 2021

NOTE P - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographic areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

	In thousand euros
Breakdown by borrowers' country location	2021	2020
Turkey	15 992	16 879
Poland	10 693	15 017
Romania	7 510	9 428
Hungary	6 959	8 913
Lithuania	4 351	4 482
Croatia	4 069	4 728
Cyprus	3 704	3 671
Slovak Republic	3 296	3 431
Albania	1 544	1 815
Serbia	1 337	1 434
Bulgaria	1 236	1 204
Bosnia and Herzegovina	1 199	1 269
North Macedonia	808	875
Czech Republic	793	990
Moldova (Republic of)	586	674
Latvia	493	579
Slovenia	342	319
Montenegro	336	335
Georgia	83	122
Kosovo	76	1
Estonia	64	159
Malta	29
Sub-total target countries	65 500	76 325
Belgium	17 823	18 884
Spain	8 000	8 032
France	7 179	6 993
Netherlands	6 331	6 266
Germany	4 071	5 135
Ireland	3 539	3 301
Italy	3 246	2 034
Portugal	3 226	3 749
Sweden	2 953	2 070
Finland	964	877
Iceland	384	738
Greece	70	35
San Marino	19	1
Andorra	14	1
Sub-total other countries	57 819	58 116
Target countries through other countries	22	55
Total	123 341	134 496

Outstanding loans by country are presented in Note H.

FINANCIAL STATEMENTS 2021

NOTE Q - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under "Interest margin" (Note O).

	In thousand euros
	2021	2020

Net result from fair value hedging instruments	(83 138)	30 604
Revaluation of hedged items attributable to hedged risks	83 250	(32 022)
Result from financial instruments at fair value through profit or loss	(199)	(1 094)
Revaluation of exchange positions	170	(293)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(34)	31
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(103)	(332)

Total	(54)	(3 106)

NOTE R - General operating expenses

In thousand euros
	2021	2020

Wages and salaries	(27 271)	(26 300)
Social charges and pension costs	(13 660)	(13 342)
Other general operating expenses	(12 292)	(11 339)

Total	(53 223)	(50 981)

As at 31 December 2021, the Bank staff was composed of: 2 appointed officials (Governor and Vice-Governor (*)) and 213 professional staff. As at 31 December 2020: 4 appointed officials (Governor and Vice-Governors) and 209 professional staff.

(*) End of the mandates of Governor Wenzel and Vice-Governor Sánchez-Yebra Alonso on 17 December 2021.

NOTE S - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

▪	assessing whether there is a significant increase in credit risk since initial recognition, and
▪	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty's internal credit rating. The internal rating system is described in Note C (Credit Risk section). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank's portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB's Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

During the year 2021, no defaults occurred in the Bank’s portfolio. In addition, the Bank has not identified any significant increase in credit risk within the meaning of IFRS 9, leading to a transfer from stage 1 to stage 2 or stage 3.

FINANCIAL STATEMENTS 2021

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses ("ECL").

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody's Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

▪	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;
▪	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;
▪	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

▪	60% for the base scenario,
▪	20% for the adverse scenario, and
▪	20% for the favourable scenario.

Cost of risk provision for the period

	In thousand euros
	2021	2020

Net allowances to impairment - capital	7 842	(7 802)
Net allowances to impairment - interest	12	(9)

Total	7 854	(7 811)

Detail of the cost of risk for the period

	In thousand euros
	2021	2020

Balances with central banks	(69)	(21)
Financial assets at fair value through equity	(117)	(68)
Financial assets at amortised cost
Loans	6 208	(5 640)
Advances	(204)	(37)
Debt securities	(2)	21
Other assets	70	(58)
Financing commitments	1 968	(2 009)

Total	7 854	(7 811)

Cost of risk of unimpaired outstanding	7 854	(7 811)
of which stage 1	7 854	(7 811)
of which stage 2
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2021

Changes in impairment over the period

In thousand euros
	Impairment on outstanding amounts with expected 12 months losses (stage 1)	Impairment on outstanding amounts with lifetime expected losses (stage 2)	Impairment on doubtful outstanding amounts (stage 3)	Total
As at 1 January 2021	(22 718)			(22 718)

Net allowances to impairment
Financial assets acquired during the period	(3 478)			(3 478)
Financial assets derecognised during the period	1 945			1 945
Transfer to stage 2
Transfer to stage 3
Transfer to stage 1
Other allowances/reversals without stage transfer	9 387			9 387

As at 31 December 2021	(14 864)			(14 864)

NOTE T - Financing commitments given or received

In thousand euros
	31/12/2021	31/12/2020

Financing commitments given
To credit institutions	533 407	788 042
To customers	5 782 206	7 664 998

Total financing commitments given	6 315 613	8 453 040

Impairment of financing commitments given	1 761	3 728
of which stage 1	1 761	3 728
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2021.

NOTE U - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2021 and the closing date of the accounts by the Governor on 28 February 2022.